Exhibit 99.1

Beazer Homes Announces Closing of Offering of $400 Million Senior Unsecured Notes due 2027

ATLANTA — October 10, 2017 — Beazer Homes USA, Inc. (NYSE: BZH) (the “Company”) announced today the completion of its previously-announced offering of $400 million aggregate principal amount of 5.875% Senior Unsecured Notes due 2027 (the “Notes”). The Notes were offered in a private offering that was exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”).

The net proceeds of the offering, together with cash on hand, will be used to repay $225 million of the Company’s 5.75% Senior Notes due 2019 and $175 million of its 7.25% Senior Notes due 2023.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the Notes, nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The offer and sale of the Notes will not be registered under the Securities Act or applicable state securities laws, and the Notes were offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the United States in accordance with Regulation S under the Securities Act. Unless so registered, the Notes cannot be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

About Beazer Homes USA, Inc.

Headquartered in Atlanta, Beazer Homes is one of the country’s 10 largest single-family homebuilders. The Company’s homes meet or exceed the benchmark for energy-efficient home construction as established by ENERGY STAR® and are designed with Choice Plans to meet the personal preferences and lifestyles of its buyers. In addition, the Company is committed to providing a range of preferred lender choices to facilitate transparent competition between lenders and enhanced customer service. The Company offers homes in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, North Carolina, South Carolina, Tennessee, Texas and Virginia. Beazer Homes is listed on the New York Stock Exchange under the ticker symbol “BZH.”

Source: Beazer Homes USA, Inc.

David I. Goldberg

Vice President of Treasury and Investor Relations

770-829-3700

investor.relations@beazer.com